Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-199241 on Form F- 3 of our report dated March 5, 2013, relating to the consolidated financial statements of IMRIS Inc. and subsidiaries (IMRIS Inc.) appearing in the Annual Report on Form 20-F of IMRIS Inc. for the year ended December 31, 2014.

/s/ Deloitte LLP

Winnipeg, Canada

March 31, 2015